CMA Muni-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/14/2000	$ 1,550	Wake County North Carolina	4.05%	06/15/2014
04/17/2000	2,400	Wake County North Carolina	4.00	06/15/2014
04/20/2000	1,600	Wake County North Carolina	4.75	06/15/2014
04/24/2000	2,400	Wake County North Carolina	4.70	06/15/2014
04/24/2000	7,270	Wake County North Carolina	4.75	03/01/2017
04/28/2000	2,000	Wake County North Carolina	6.10	03/01/2017
05/04/2000	200	Wake County North Carolina	6.10	03/01/2017
05/23/2000	1,000	Wake County North Carolina	3.95	06/15/2014
06/15/2000	4,450	Wake County North Carolina	4.40	06/15/2014
06/19/2000	900	Wake County North Carolina	4.50	03/01/2017
06/29/2000	3,700	Wake County North Carolina	4.50	06/15/2014
07/13/2000	1,400	Wake County North Carolina	3.80	06/15/2014

Last Updated on 05/30/2001
By Win95 User